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Exhibit 15.1

We consent to the incorporation by reference in this Registration Statement on Form F1 of our reports dated September 28 2005, relating to the financial statements and financial statement schedules of Marconi Corporation plc, appearing in and incorporated by reference in the Annual Report on Form 20-F of Marconi Corporation plc for the year ended March 31 2005 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
Birmingham
September 28 2005

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  Exhibit 15.1